UNITED STATES

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FOREST LABORATORIES, INC.
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[Forest Laboratories Letterhead]

July 9, 2012

Dear Fellow Shareholders,

Forest Laboratories, Inc.’s Annual Meeting of Shareholders will be held on August 15, 2012. This meeting comes at an important point for the future strategic direction of the Company, and our shareholders will face a key decision. Once again, Carl Icahn has nominated four individuals to the Forest Board – nominees we believe would not serve the interests of all shareholders. We strongly believe that Forest’s director nominees have the right experience, expertise, and insight to drive sustainable growth at Forest in 2012 and beyond.

Now is a very exciting time for Forest as we undergo a significant transition in our therapeutic portfolio, and we take pride in the progress we have made since our last Annual Meeting. Last year, we made a commitment to advance our late-stage pipeline, grow and diversify our product portfolio, and further enhance our corporate governance practices. We have done all of those things, and we continue to work to realize the full potential of our launched products, grow our company, and build value for our shareholders.

FOREST HAS CONTINUED TO ADVANCE ITS STRONG PRODUCT

PORTFOLIO OVER THE PAST YEAR

Forest’s Board and leadership team are focused on building sustainable value for shareholders through the advancement of our product pipeline. As we promised you, Forest has made considerable progress toward the introduction of new products since our 2011 Annual Meeting last August. Reflecting the hard work begun years ago to identify, develop and bring to market new products, we launched Bystolic in 2008 and Savella in 2009. Building on this momentum, in 2011, we launched Teflaro, Daliresp and Viibryd. This past year, we also:

•	Filed a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for aclidinium, for the treatment of chronic obstructive pulmonary disease;

•	Filed an NDA for linaclotide, a novel therapy for the treatment of constipation-predominant irritable bowel syndrome and chronic constipation;

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Announced positive results from the completed Phase III clinical program for levomilnacipran, an investigational agent for the treatment of adults with major depressive disorder, and announced that a 2012 NDA filing is being prepared;

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Announced positive results from the completed Phase III program for cariprazine, an investigational antipsychotic agent for the treatment of adult patients with schizophrenia or acute mania associated with bipolar I disorder, and announced that a 2012 NDA filing is being prepared;

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Enhanced the value of our product franchise by making significant progress on lifecycle programs, including beginning Phase III studies for aclidinium-formoterol (September 2011), ceftazidime-avibactam (December 2011) Bystolic-valsartan (January 2012), and preparing to launch Namenda XR (2013);

•	Received marketing approval from the European Medicines Agency (EMA) for Colobreathe dry powder inhaler for the treatment of cystic fibrosis and chronic lung infections; and

•	Secured the right to acquire BC-3781, a novel antibacterial agent, from Nabriva Therapeutics.

Over the last five years, Forest has received six product approvals in nine different indications. We expect the number of approvals to grow to eight with the aclidinium approval expected in July 2012 and the linaclotide approval expected in the third quarter of calendar 2012. We also expect to file NDAs for levomilnacipran and cariprazine later this calendar year.

Forest’s track record of new product development compares favorably to its specialty-pharma peers, as well as many of the industry’s largest companies. For example, Forest has had more new molecular entity approvals and new drug application (NDA)/BLA filings over the last three years than similarly-sized companies such as Shire or Warner Chilcott, and has had the same number or more than much larger companies like GlaxoSmithKline, AstraZeneca, Merck and Eli Lilly. Forest now boasts one of the strongest and most diverse product portfolios and pipelines in the industry, in large part due to our strong core competency in our key therapeutic focus areas and our status as a partner of choice, as evidenced by our numerous repeat collaborations.

We have a long track record of successful product selection, product development and sales and marketing execution – and the investments we are making to support our products are both prudent and necessary to help them reach their full potential. There are of course substantial upfront expenses associated with successfully developing and launching new products. However, we have managed our expenses carefully and have kept our costs at appropriate levels when taking into account the many new products we have in development and in the early-stage launch phase. This gives us great optimism about our future prospects, and we believe we will once again deliver substantial progress in the coming year.

OUR PRODUCT PORTFOLIO AND PIPELINE ARE A STRONG FOUNDATION FOR FUTURE

GROWTH AND VALUE CREATION FOR SHAREHOLDERS

We have deliberately and strategically diversified our product portfolio so that we should not be dependent on any single product or therapeutic area. Today, Forest has one of the strongest, most diverse pipelines in pharma, with multiple branded products in six large therapeutic areas: cardiovascular, CNS, pain, gastrointestinal, respiratory and anti-infectives.

These areas are six of the eight most common disease states that primary care physicians (PCPs) treat. Having a broad portfolio of products to promote to PCPs will drive meaningful commercial synergies as Forest generates significant operating leverage from cross-selling multiple products to PCPs. For example, Forest already calls on approximately 80% of the physicians to which it expects to promote linaclotide when approved. Through its broad access to and understanding of these physicians, Forest can create higher product sales and more profitable products.

Forest’s PCP-centric business model and unique promotion capabilities are currently driving the strong product growth of our newest launches. Within the last year, Bystolic, Savella, Teflaro, Dalisresp and Viibryd have generated significant revenues driven by rapidly increasing market adoption rates and continued physician satisfaction. The strong prescription growth rates of Bystolic (20% vs. CQ1 2011), Viibryd (42% increase YTD), and Daliresp (42% increase YTD) offer further evidence that our pipeline plan is on course. Furthermore, given the respective market sizes and varied therapeutic area focus of each drug, we believe we have built a well-diversified product portfolio that has several potential candidates to reach blockbuster status.

For example, Bystolic, which was launched in a highly genericized market in 2008, is growing strongly, and in combination with valsartan, it could achieve blockbuster status. We also expect strong long-term growth trajectories for Viibryd, Daliresp, and Teflaro. We will employ the same prudent investment strategy to drive aclidinium and linaclotide upon product approvals this year, and we expect the combined sales of our portfolio of products to drive significant top-line growth and profitability in the years to come. But don’t take our word for it; see what pharmaceutical research analysts have to say:

PHARMACEUTICAL INDUSTRY ANALYSTS AGREE

FOREST IS WELL POSITIONED FOR THE FUTURE[1]

“Simple analysis supports significant pipeline value: A key element of our Buy thesis has been our view that the evolution of FRX’s pipeline has not been fully appreciated, and that this could change as investors revisit FRX in the wake of the Lexapro patent cliff and as numerous pipeline catalysts hit in 2012.”

– Gregg Gilbert, Gregory Fraser and Suman Kulkarni, Bank of America Merrill Lynch, 6/8/12

[1]	Permission to use quotations neither sought nor obtained.

“…[W]e can’t ignore FRX has been crushing it on the development side, and is flush with product launches to drive growth, cash to reload, and durable IP. We don’t see launches like the old days but linaclotide is as exciting an opp’y as Spec Pharma gets.”

– Corey Davis, Jefferies, 4/18/2012

“We rate FRX Outperform for several reasons including: (1) the underappreciated blockbuster potential of FRX’s aclidinium and aclidinium/formoterol franchise based on increasingly positive feedback from MEDACorp clinical and regulatory KOLs; (2) potential for sustained double-digit average sales growth through fiscal 2020 driven by seven new U.S. product launches; (3) considerable financial flexibility to execute accretive M&A transactions; and (4) FRX’s overall scarcity value following an unprecedented Phase III hit rate which should allow for up to seven out of seven new product approvals/launches in just 3-4 years…”

– Seamus Fernandez, Leerink Swann, 5/31/2012

“Management is transitioning Forest to an even more powerful commercial entity with deep therapeutic verticals, selling synergies, and a bright growth outlook beginning next year.”

– Irina Rivkind, Cantor Fitzgerald, 6/21/12

“Forest has had strong development and regulatory performance over the past several years, leaving the company with a robust portfolio of new product opportunities that should ultimately translate to a significant recovery in topline and EPS performance.”

– Chris Schott, JP Morgan, 6/20/12

“We estimate that by F2019, FRX’s new product launches and late stage pipeline have the potential to generate sales of $4B+ which could more than offset Lexapro and Namenda sales lost to generic competition. The bottom line is that FRX has many potential shots on goal to increase its earnings potential with a full pipeline, large cash balance and no debt.”

– Louise Chen, Auriga, 4/26/12

“Forest’s strong balance sheet, robust cash flow and leverageable commercial platform should provide the company with the ability to grow revenues at an attractive rate after the loss of Lexapro and Namenda.”

– William Tanner, Colleen Mackay and Meredith Cheng, Lazard, 6/11/12

“Forest has had an amazing success rate with respect to moving its pipeline forward. And it should be commended for this (above normal) success rate.”

– Marc Goodman, Ami Fadia and Derek Yuan, UBS, 6/21/2012

CORPORATE GOVERNANCE IS A CONTINUING PRIORITY OF YOUR

STRONG AND INDEPENDENT BOARD

Forest’s Board represents a balance of continuing leadership and new perspectives, including five new independent directors, half of the existing Board, in the last six years. In 2011, our shareholders elected three new highly qualified and experienced independent directors to our Board, adding to the Board’s financial acumen, operational skills, investor perspective and corporate governance leadership.

In keeping with our commitment to shareholders, the three new independent directors elected in 2011 have been extremely active, have taken leadership roles on key committees, and each currently serves on two Board committees.

•

Christopher J. Coughlin, Lead Director of Dun & Bradstreet, former Chief Financial Officer and Executive Vice President of Tyco International, and former Chief Financial Officer of Pharmacia Corporation, serves as Chairman of the Audit Committee and is a member of the Compensation Committee;

•	Gerald M. Lieberman, former President and Chief Operating Officer of AllianceBernstein, serves as Chairman of the Nominating and Governance Committee and is a member of the Compensation Committee; and

•	Brenton L. Saunders, Chief Executive Officer of Bausch + Lomb, serves on our Board Compliance Committee and Compensation Committee.

In addition, Dr. Nesli J. Basgoz, the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital, was elected to our Board in 2006, and Dr. Peter J. Zimetbaum, Director of Clinical Cardiology at Beth Israel Deaconess Medical Center and Associate Professor of Medicine at Harvard Medical School, joined in 2009. Dr. Basgoz and Dr. Zimetbaum each serve on both the Board Compliance Committee and the Nominating and Governance Committee. As set forth above, these Board members include a current CEO, former CFO and former COO of major corporations and top medical professionals from two of the country’s leading medical institutions.

These individuals join our other board members with diverse and complementary backgrounds spanning a wide range of disciplines, such as medicine, law, business, accounting and finance. The board members include a former Chairman of the American Bar Association’s Committee on Law and Accounting and former Dean of the Faculty of the Mt. Sinai Medical School in New York. Mr. Icahn’s claim that any of our directors could be dominated by management or anyone else is completely baseless and defies common sense.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR OUR FULL SLATE OF 10 HIGHLY QUALIFIED DIRECTORS AT THE ANNUAL MEETING

Our Board is both determined – and well equipped – to ensure that Forest continues to advance its robust, late-stage pipeline and execute its commercialization strategy. Over the past year, we have taken additional steps to enhance our corporate governance and compensation policies in response to shareholder feedback, to incorporate best practices, and to address the evolving needs of Forest’s business. For example, this year the Compensation Committee of the Board of Directors – which includes all three of our new directors added in 2011 – retained an independent compensation consultant to review senior executive compensation at Forest. Subsequent to that review, the Committee implemented new stock ownership guidelines for directors and senior executives and made changes to Forest’s compensation program to continue our policy of aligning director and executive pay with shareholder interests.

In addition, as we previously disclosed, the Board is engaged in ongoing succession planning. In November 2010, we announced a series of senior executive promotions, which were implemented to ensure a successful CEO transition at the appropriate time by moving a number of our most talented employees into roles of increasing responsibility. Elaine Hochberg was promoted to Executive Vice President (EVP) and Chief Commercial Officer; Frank Perier Jr. was promoted to EVP Finance and Administration and Chief Financial Officer; David Solomon was promoted to Senior Vice President (SVP) Corporate Development and Strategic Planning; and Dr. Marco Taglietti was promoted to SVP Research and Development and President, Forest Research Institute.

The independent directors have a deep bench of management talent from which to evaluate potential CEO successors. The process is being led by our independent directors, who have directly retained Spencer Stuart, a leading executive search and recruitment firm, to assist with the succession process, including the consideration of internal and external candidates.

Our Board recognizes that a commitment to good governance must be a continuing priority for any company. To ensure our policies remain aligned with our business needs and the most current best practices – and to fulfill the commitment we made to shareholders last year – we are consulting with Robert C. Clark, a Harvard University Distinguished Service Professor and former Dean of Harvard Law School. A leading authority in corporate law and corporate governance, Dean Clark advised us on our corporate governance policies, including the succession process. Our full Board intends to further this commitment by continuing to consult with experts on an annual basis. Additional steps the Company has taken to enhance its corporate governance are detailed in a publicly available corporate governance white paper, found in the Corporate Governance section of Forest’s website.

WE STRONGLY URGE YOU TO REJECT ICAHN’S NOMINEES

You will recall that Carl Icahn, the well-known corporate raider now trying to reinvent himself as a corporate governance guru, waged – and lost – a proxy contest against Forest in 2011. Despite our clear progress and promising future, Mr. Icahn is again seeking to replace four members of Forest’s Board and recycling many of the same baseless arguments that were rejected last year by an overwhelming majority of Forest shareholders.

We believe Mr. Icahn’s 2012 slate is even weaker than last year’s. It is led by Eric Ende, who was nominated by Mr. Icahn last year and received the fewest number of votes of any of the fourteen director nominees in 2011. Eric Ende also has a highly unusual compensation arrangement with Mr. Icahn that a corporate governance expert has already drawn into question because it gives him incentives to favor Icahn’s profits over the interests of the rest of our shareholders. Another of Mr. Icahn’s nominees, Daniel Ninivaggi, is a salaried employee of Icahn Enterprises with no pharma experience. In addition, Mr. Icahn has nominated Andrew Fromkin and Pierre Legault, both of whom have limited relevant experience; even more troubling, we believe Mr. Fromkin is conflicted as a result of his prior association with Clinical Data, a company we acquired in 2011. Forest’s Board has carefully reviewed and considered Mr. Icahn’s nominees and has determined that his candidates are far less qualified than our slate of experienced directors.

Mr. Icahn has had an open invitation to discuss his ideas or provide feedback since his defeat at last year’s Annual Meeting. Rather than engaging in a constructive dialogue over the past year, Mr. Icahn did not contact the Company until he threatened another proxy contest in late May, and has since resorted to his standard playbook of wild allegations, rants and litigation tactics. This type of mud-slinging is pointless, tiresome and counterproductive for shareholders.

OUR PROMISE TO SHAREHOLDERS

Over the past year, we have worked hard to fulfill our commitments to you and we will continue to do so. As we move forward, we will remain keenly focused on serving your interests, working constructively with our active, strong and independent Board, and continuing to develop our pipeline and product portfolio – which is the key to building shareholder value.

Your Vote is Important – Please Submit the WHITE Proxy Card Today

Forest’s upcoming Annual Meeting is an important event in shaping our future. Forest’s Board unanimously recommends that you vote for all of our highly qualified director nominees on the WHITE proxy card. You may vote by telephone, Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any GOLD proxy card sent to you by Mr. Icahn or his affiliates.

On behalf of the Board of Directors, we thank you for your continued support of our Company.

Sincerely,

/s/ Howard Solomon

Howard Solomon

Chairman of the Board and Chief Executive Officer

/s/ Kenneth E. Goodman

Kenneth E. Goodman

Presiding Independent Director

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Forest’s directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company’s website (www.frx.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories’ 2012 Annual Meeting. Information can also be found in Forest’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

This document contains quotes and excerpts from certain previously published material. Unless otherwise indicated, consent of the author and publication has not been obtained to use the material as proxy soliciting material.

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